Exhibit 32

Execution Version

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is entered into as of August 2, 2022, by and between Fintech Holdings Inc. (the “Assignor”) and Latin America Finance S.à r.l., a limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Assignee”) and Fintech Advisory Inc., a Delaware corporation, as Sales Coordinator (the “Sales Coordinator”). Each of the Assignor, the Assignee and the Sales Coordinator are hereinafter referred to collectively as the “Parties” and each individually, a “Party.”

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Assignor is the owner of 100% of the share capital (the “Shares”) of Grenadier S.à r.l., a limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Grenadier”);

WHEREAS, the Parties desire that (i) the Assignor shall assign to the Assignee, in consideration for the Promissory Note (as defined below) and a prepaid deposit of $10,000,000, Assignor’s right, title and interest in the Shares and the Assignee desires to receive from the Assignor such rights, title and interest in and to the Shares and (ii) the Assignee shall issue to the Assignor, in consideration for the abovementioned assignment, a promissory note substantially in the form attached hereto as Exhibit A (the “Promissory Note”) in the amount of $355,670,767; and

WHEREAS, following the Closing (as defined below), the Assignee desires to delegate to the Sales Coordinator voting and dispositive power over the Shares in order to facilitate a sale, conveyance, transfer, exchange or other disposition (a “Sale”) of Grenadier’s interests in Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”, and such interests the “Assets”).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

Article I

ASSIGNMENT

Section 1.1            Assignment; Closing.

(a)            Upon the terms and subject to the conditions set forth herein, the Assignor agrees that, on the Closing Date, it shall assign to the Assignee the Shares and all its right, title and interest in and to the Shares, with the benefit of all rights attaching to the Shares at any time on or after the Closing Date, including all rights to dividends, distributions or any return of capital, and the Assignee will assume all of the Assignor’s obligations relating to the Shares (collectively, the “Assignment” and together with the other transactions contemplated by this Agreement and the Promissory Note, the “Transactions”). In consideration for the Assignment, the prepaid deposit of $10,000,000 shall be applied and the Assignee shall issue the Promissory Note. The consummation of the Transactions (the “Closing”) shall take place remotely by the mutual exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. (New York time) on the second business day (the “Closing Date”) following the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions set forth in Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing) or at such other time and place as the Assignor and Assignee mutually may agree upon in writing.

(b)           Deliveries at Closing.

(i)            By the Assignor. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Assignor shall deliver or cause to be delivered to the Assignee:

(A)           a counterpart of the Promissory Note, duly executed by the Assignor;

(B)           a certificate signed on behalf of the Assignor by a duly authorized officer of the Assignor (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 1.2(a) and Section 1.2(b)(i) have been satisfied; and

(C)           all corporate, legal, accounting and tax records of Grenadier, including without limitation, accounting records, either electronic or physical, tax returns filed with the tax authorities (including the applicable filing receipts), tax compliance reports, transfer pricing documentation, and tax working papers and supporting documentation of all transactions and events recognized in such tax returns and reports.

(ii)           By the Assignee. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Assignee shall deliver or cause to be delivered to the Assignor:

(A)           a counterpart of the Promissory Note, duly executed by the Assignee; and

(B)           a certificate signed on behalf of the Assignee by a duly authorized officer of the Assignee (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 1.2(a) and Section 1.2(b)(ii) have been satisfied.

Section 1.2          Conditions Precedent.

(a)            The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by the Assignor and the Assignee, at or prior to the Closing of each of the following conditions: (i) all approvals, consents, confirmation of non-objection or clearances reasonably necessary or appropriate for the consummation of the Transactions from the Mexican Federal Anti-Trust Commission (Comisión Federal de Competencia Económica) (the “COFECE”) shall have been obtained and the applicable waiting periods in respect of a review of the Transactions by the COFECE shall have expired or otherwise been terminated, (ii) no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions and (iii) this Agreement shall not have been terminated in accordance with its terms.

(b)            The Assignee’s obligations to consummate the Transactions shall be subject to the satisfaction or waiver in writing by the Assignee at or prior to the Closing of the following conditions: (i) the Assignor’s representations and warranties in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of such date and time (other than those made on and as of a specified date, which shall be true and correct on and as of such date), (ii) the Assignor and its Affiliates shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date and (iii) the Assignee shall have received duly executed copies of all documents required to be delivered by the Assignor or its Affiliates at the Closing pursuant to Section 1.1(b)(i).

(c)            The Assignor’s obligation to consummate the Assignment shall be subject to the conditions that (i) the Assignee’s representations and warranties in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of such date and time (other than those made on and as of a specified date, which shall be true and correct on and as of such date), (ii) the Assignee shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and (iii) the Assignor shall have received duly executed copies of the all documents required to be delivered by the Assignee or its Affiliates at the Closing pursuant to Section 1.1(b)(ii).

Article II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1          Representations and Warranties of the Assignor.

The Assignor hereby represents and warrants to the Assignee, as of the date hereof and as of the Closing Date, with respect to the Assignor as follows:

(a)            Organization; Authority and Qualification. The Assignor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Assignor of this Agreement, the performance by the Assignor of its obligations hereunder and the consummation by the Assignor of the Transactions have been duly authorized by all requisite action on the part of the Assignor and its stockholder.

(b)            Binding Agreement. This Agreement has been duly executed and delivered by the Assignor and, assuming due and valid authorization, execution and delivery by the Assignee and each other Assignee thereto, this Agreement constitutes a legal, valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights, generally and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)            No Conflict or Default. The execution, delivery and performance by the Assignor of this Agreement and the consummation of the Transactions by the Assignor does not and will not: (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Assignor, (ii) require the Assignor or any of its Affiliates to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any governmental entity, other than approval from the COFECE and the filing of a beneficial ownership report on Schedule 13D or amendments thereto, (iii) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Assignor is a party or by which the Assignor’s shares or properties or assets may be bound, or (iv) violate any law or governmental order applicable to the Assignor or its Affiliates, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede the Assignor’s ability to consummate the Transactions.

(d)            Solvency.

(i)            The Assignor is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors.

(ii)            After giving effect to the Assignment, at and immediately after the date hereof, the Assignor (A) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (B) will have adequate capital and liquidity with which to engage in its businesses and (C) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

(e)            Brokers and Finders. None of the Assignor, nor any of its directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

(f)            Absence of Affiliate Transactions. None of the Assignor, nor any subsidiary, Affiliate, director, officer, agent or other person acting on behalf of the Assignor (i) has a pending or threatened civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute, claim, suit or action (each an “Action”) against Grenadier or (ii) is party to any contract, agreement or other arrangement with Grenadier, other than this Agreement.

(g)            Compliance with Laws. In connection with any actions taken by the Assignor or its Affiliates with respect to Grenadier or Grenadier’s assets, the business of the Assignor is being conducted in compliance in all material respects with any law, statute or ordinance, code, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, permit, authorization or approval of any governmental entity (collectively, “Laws”) that is applicable to the Assignor or its Affiliates.

(h)            Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(i)            In connection with any actions taken by the Assignor or its Affiliates with respect to Grenadier or Grenadier’s assets, the Assignor and its Affiliates have (A) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the provisions of any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Assignor or its Affiliates currently operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Assignor (such Laws, together with the FCPA, the “Anti-Corruption Laws”) and (B) maintained such policies and procedures in full force and effect in all material respects, in each case in connection with any actions taken by the Assignor or its Affiliates with respect to Grenadier or Grenadier’s assets.

(ii)            In connection with any actions taken by the Assignor or its Affiliates with respect to Grenadier or Grenadier’s assets, none of the Assignor or its Affiliates, nor any directors, officers, agents or other persons acting on behalf of the Assignor or its Affiliates has, (A) been subject to actual or pending or threatened proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing persons of, the FCPA or other Anti-Corruption Laws or (B) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (x) which would violate any applicable Anti-Corruption Law, including the FCPA, or (y) to any national, provincial, municipal or other official of any governmental entity or any political party or candidate for political office for the purpose of (1) obtaining or retaining business, or directing business to any person or (2) securing any other improper benefit or advantage.

(i)            No Other Representations. The Assignor acknowledges that, except as expressly set forth in this Agreement or any other written agreement between the Assignor and Assignee, the Assignee has not made any representation, warranty or covenant of any kind whatsoever, statutory or otherwise, express or implied, including with respect to the accuracy or completeness of any information provided or made available to the Assignor, any of its Affiliates or any of their respective representatives in connection with the Transactions.

Section 2.2          Representations and Warranties with Respect to Grenadier.

The Assignor hereby represents and warrants to the Assignee, as of the date hereof and as of the Closing Date, with respect to Grenadier as follows:

(a)            Organization; Authority and Qualification. Grenadier is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Grenadier of this Agreement, the performance by Grenadier of its obligations hereunder and the consummation by Grenadier of the Transactions have been duly authorized by all requisite action on the part of Grenadier and the Assignor in its capacity as sole shareholder of Grenadier. Grenadier is in compliance in all material respects with its articles of incorporation (the “Grenadier Organizational Documents”), and no event has occurred that (with or without notice or lapse of time or both) would constitute a material breach or material default under any Grenadier Organizational Documents. Where required under the laws of the relevant jurisdiction, such Grenadier Organizational Documents have been duly submitted to the relevant governmental entity.

(b)            No Conflict or Default. The execution, delivery and performance of this Agreement and the consummation of the Transactions does not and will not: (i) violate, conflict with or result in any breach of any provision of the Grenadier Organizational Documents, (ii) require Grenadier to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any governmental entity, other than approval from the COFECE and the filing of a beneficial ownership report on Schedule 13D or amendment thereto, (iii) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Grenadier is a party or by which Grenadier’s shares or properties or assets may be bound, or (iv) violate any law or governmental order applicable to Grenadier, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede Grenadier’s ability to consummate the Transactions.

(c)            Capitalization. The Shares consist of 16,000 shares of Grenadier across eight classes as set forth on Schedule 2.2(c), which collectively represent 100% of the share capital of Grenadier. The Assignor is the sole legal and beneficial owner of the Shares, and holds good and valid title to the Shares, free and clear of any liens (including tax liens), charges, security interests, options, mortgages, pledges, proxies, voting trusts or agreements, reversions, reverters, restrictive covenants, or restriction on the title, transfer, use, voting, receipt of income or other exercise of any attributes of ownership of any nature whatsoever (“Encumbrances”). Upon delivery by the Assignor of the Shares pursuant to this Agreement, good and valid title to the Shares will pass to the Assignee. The Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind in relation to the Shares to which the Assignor or Grenadier is a party or by which the Assignor or Grenadier are bound, except as set forth in this Agreement or as will be terminated in connection with this Agreement.

(d)            Assets of Grenadier.

(i)            Grenadier is the holder and legal and beneficial owner of 740 Class A shares from the fixed portion of capital of Ica Tenedora, S.A. de C.V. (“Icaten”), representing 23.9482% of the outstanding share capital of Icaten, and such shares are held by Grenadier free and clear of any Encumbrances. All of the common shares of Icaten held by Grenadier are duly authorized, validly issued, fully paid and non-assessable, and there are no securities of Icaten that are convertible into or exchangeable for common shares of Icaten, options or other rights to acquire from Icaten, or other obligation of Icaten to issue any common shares or securities convertible into or exchangeable for common shares of Icaten.

(ii)            Grenadier is the holder and legal and beneficial owner of 185,076,426 Class A shares of SETA, representing 21.45% of the outstanding share capital of SETA and such shares are held by Grenadier free and clear of any Encumbrances. All of the common shares of SETA held by Grenadier are duly authorized, validly issued, fully paid and non-assessable, and there are no securities of SETA that are convertible into or exchangeable for common shares of SETA, options or other rights to acquire from SETA, or other obligation of SETA to issue any common shares or securities convertible into or exchangeable for common shares of SETA.

(iii)            SETA is the direct holder and legal and beneficial owner of 49,766,000 Class BB shares of Grupo Aeroportuario Centro Norte S.A.B. de C.V. (“OMA”) and 7,516,377 Class B shares of OMA, together representing 14.83% of the outstanding share capital of OMA and such shares are held, indirectly, by Grenadier free and clear of any Encumbrances except as set forth in OMA’s bylaws and disclosed in its Annual Report on Form 20-F for the year ended December 31, 2021.

(iv)            Schedule 2.2(d)(iv) sets forth a correct and complete list of each contract, agreement or other arrangement to which Grenadier is a party as of the date hereof.

(e)            No Other Assets or Liabilities; Financial Statements. Except as described in Section 2.2(d)(i) and (ii), Schedule 2.2(d)(iv) or Schedule 2.2(e) of this Agreement, Grenadier: (i) does not have any employees, (ii) does not have any subsidiaries or any assets other than cash or cash equivalents, (iii) does not have any liabilities (whether accrued, absolute, contingent, unknown or otherwise) or other obligations of Grenadier, (iv) there are no Actions pending or threatened against Grenadier (nor has any governmental entity indicated an intention to initiate an Action) nor is Grenadier a party to or subject to the provisions of any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or governmental entity, (v) is not party to or bound by any contract, agreement or other arrangement other than this Agreement, and (vi) does not conduct any material business other than the holding of shares in Icaten and SETA. Exhibit B contains a true and correct copy of the following financial statements of Grenadier: (x) the balance sheet as of December 31, 2021, and the related profit and loss account for the 12 month period then ended (the “Annual Financial Statements”), and (y) the balance sheet as of June 30, 2022 and the related unaudited income statement for the interim period since December 31, 2021 then ended (the “Interim Financial Statements” together with the Annual Financial Statements the “Financial Statements”), in each case which were prepared in accordance with GAAP. The Financial Statements (including the related notes and schedules thereto) fairly present in all material respects the consolidated financial position of Grenadier as of the date or period set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved. There has been no change in the accounting methods or practices of Grenadier since the earliest date covered by the Financial Statements, which is not expressly described therein.

(f)            Absence of Certain Changes or Events. Since the date of the Annual Financial Statements to the date of this Agreement, (a) Grenadier has conducted its business in the ordinary course of business in all material respects and (b) there has not occurred any fact or circumstances, effect, change, event or development that is or would reasonably be expected to (i) be, individually or in the aggregate, material to Grenadier, or (ii) individually or in the aggregate, have a material impact on the Financial Statements or the financial position of Grenadier.

(g)            Compliance with Laws. The business of Grenadier is being conducted in compliance in all material respects with any law, statute or ordinance, code, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, permit, authorization or approval of any governmental entity (collectively, “Laws”) that is applicable to Grenadier and Grenadier is in compliance in all material respects with all applicable Laws.

(h)            Records. (i) The books of account of Grenadier are up to date, in Grenadier’s possession or accessible thereto and are true and complete and in accordance with applicable Laws, in each case, in all material respects, (ii) the business records of Grenadier other than the accounting records have been maintained in all material respects in accordance with applicable Laws and do not contain or reflect any material inaccuracies or material discrepancies, (iii) Grenadier has not received written notice of any application or intended application for the material rectification of its register of members or any register that it is required by applicable Laws to maintain and (iv) the Assignor has delivered to the Assignee a true and complete copy of such books of account, business records and register of members or any register that Grenadier is required by applicable Laws to maintain.

(i)            Taxes.

(i)            Grenadier has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a tax authority (each a “Tax Return”) relating to all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions (each a “Tax” or collectively “Taxes”) required to be filed by Grenadier and all such filed Tax Returns are true, correct and complete in all respects.

(ii)            Grenadier has paid all Taxes that are required to be paid or that Grenadier is obligated to withhold from amounts owing to any employee, service provider, creditor, holder of securities or other third party.

(iii)            Grenadier has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)            There are no pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are no unresolved questions or claims concerning Grenadier’s Tax liability. There are no liens for Taxes that have been imposed upon any property or assets of Grenadier other than in respect of Taxes not yet due and payable. No written claim has been made by any Tax authority to Grenadier in which Grenadier does not file Tax returns that Grenadier may be or is subject to Tax in that jurisdiction. Grenadier is not subject to Tax outside its jurisdiction of organization or incorporation by reason of having any permanent establishment, office, place of business or employees in such jurisdiction.

(v)            There are no closing agreements, private letter rulings, technical advice memoranda, advance pricing agreements, consents to a change of accounting method or tax exemptions or holidays that have been requested, entered into or received by Grenadier.

(vi)            Grenadier is not a party to, is not bound by, and does not have any liability under any Tax indemnity, Tax sharing, Tax allocation or any similar agreement.

(vii)            Grenadier is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the U.S. Internal Revenue Code of 1986 (as amended) (the “Code”) or treated as a U.S. corporation under Section 7874(b) of the Code.

(viii)            Grenadier will have no liability after the Closing for any: (i) unpaid Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date (including any such Taxes payment of which has been deferred), (ii) Taxes of another member of any affiliated, combined, consolidated, unitary or similar group for Tax purposes of which Grenadier was a member prior to Closing, (iii) Taxes of any person (other than Grenadier that are imposed on Grenadier as a transferee or successor, by contract or by operation of law, to the extent such imposition is attributable to an event occurring, or contract entered into, prior to Closing or (iv) any withholding, sales, use, transfer, real property transfer, registration, documentary, conveyance, goods and services, stamp, value added or similar Taxes and related expenses arising from the Transactions. The amount of any Taxes for any taxable period that includes but does not end on the Closing Date that is attributable to the portion of that period that ends on and includes the Closing Date shall be determined based on an interim closing of the books method, provided that any Tax or item determined on an annual or period basis shall be apportioned on a daily basis.

(j)            Brokers and Finders. None of Grenadier, nor any of its directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

(k)            Solvency.

(i)            Grenadier is not entering into this Agreement or the Assignment with the intent to hinder, delay or defraud either present or future creditors.

(ii)            As of the date hereof and after giving effect to the Assignment, Grenadier (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 2.3          Representations and Warranties of the Assignee.

The Assignee hereby represents and warrants to the Assignor as follows:

(a)            Organization; Authority and Qualification. The Assignee is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Assignee of this Agreement, the performance by the Assignee of its obligations hereunder and the consummation by the Assignee of the Transactions have been duly authorized by all requisite action on the part of the Assignee and its stockholder.

(b)            Binding Agreement. This Agreement has been duly executed and delivered by the Assignee and, assuming due and valid authorization, execution and delivery by the Assignee and each other counterparty thereto, this Agreement constitutes a legal, valid and binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)            No Conflict or Default. The execution, delivery and performance by the Assignee of this Agreement and the consummation of the Transactions by the Assignee does not and will not: (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Assignee, (ii) require the Assignee to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any governmental entity, other than the COFECE, (iii) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Assignee is a party or by which the Assignee’s shares or properties or assets may be bound, or (iv) violate any law or governmental order applicable to the Assignee, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede the Assignee’s ability to consummate the Transactions.

(d)            Investment Intent. The Assignee is receiving the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Assignee (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

(e)            Ongoing Expenses. The Assignee will be responsible for the expenses of administering Grenadier from and after June 1, 2022.

(f)            Brokers and Finders. None of the Assignee, nor any of its directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

(g)            No Other Representations. The Assignee is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as Grenadier as contemplated hereunder. The Assignee has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Assignee acknowledges that, except as expressly set forth in this Agreement, the Assignor has not made any representation, warranty or covenant of any kind whatsoever, statutory or otherwise, express or implied, including with respect to the accuracy or completeness of any information provided or made available to the Assignee, any of its Affiliates or any of their respective representatives in connection with the Transactions. Without limiting the generality of the foregoing, the Assignee acknowledges that Assignor makes no representation or warranty with respect to (i) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Grenadier, Icaten, SETA or OMA or the future business and operations of any of Grenadier, Icaten, SETA or OMA or (ii) any other information or documents made available to the Assignee or its counsel, accountants or advisors with respect to Grenadier, Icaten, SETA or OMA or their respective businesses or operations, in each case except as expressly set forth in this Agreement or any certificate delivered pursuant to this Agreement.

Section 2.4          Interim Operations of Grenadier.

(a)            Except as expressly required or permitted by this Agreement, and subject to clause (c) of this Section 2.4 and where the Sales Coordinator causes Grenadier to take any action or decision pursuant to the delegation of authority in Section 3.1, the Assignor covenants and agrees that, during the period from the date hereof until the Closing, unless the Assignee shall otherwise approve in writing, and except as required by applicable Laws, it shall cause Grenadier (i) not to carry out any activities different from holding shares in Icaten and SETA and or a Sale of the Assets, (ii) not to enter into any transaction with related parties (other than related parties providing administrative services to Grenadier in the ordinary course of business consistent with past practice and pursuant to agreements that may be freely terminated by Grenadier immediately following the Closing without the need for consent of another party or suffering a penalty), and (iii) to conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, it shall use its reasonable best efforts to preserve its business organizations intact, provided that the Assignor may proceed, without the approval required by this Section 2.4(a), to terminate the guarantee provided by Grenadier for the Margin Loan Agreement.

(b)            Without limiting the generality of, and in furtherance of, the foregoing, and subject to clause (c) of this Section 2.4, from the date hereof until the Closing, except (x) as expressly required or permitted by this Agreement or where the Sales Coordinator causes Grenadier to take any action or decision pursuant to the delegation of authority in Section 3.1, or (y) as the Assignee may approve in writing, the Assignor shall not issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Grenadier, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock and shall cause Grenadier not to:

(i)            adopt any change in the Grenadier Organizational Documents;

(ii)            merge or consolidate with any other person, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing changes or restrictions on its assets, operations or businesses;

(iii)            acquire any assets from any other person, or acquire any business or person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;

(iv)            create or incur any lien;

(v)            assume or incur any liabilities (whether accrued, absolute, contingent, unknown or otherwise) or enter into any contracts, including settling any Action or any other obligation or liability of Grenadier or conduct any business other than the holding of interests in SETA and Icaten or a Sale of the Assets;

(vi)            except in the ordinary course of business and consistent with past practice, file any amended material Tax Return, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, surrender any claim to refund in respect of a material amount of Taxes or settle or compromise any material income Tax liability;

(vii)            hire any employee or engage any independent contractor;

(viii)            fail to keep current and in full force and effect, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity;

(ix)            declare or permit Grenadier to be subject to any bankruptcy, receivership, insolvency or similar proceeding;

(x)            take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 1.2 not being satisfied; or

(xi)            agree, authorize or commit to do any of the foregoing.

(c)            For the avoidance of doubt, nothing in this Section 2.4 shall restrict or otherwise limit the actions or decisions which may be taken by the Sales Coordinator pursuant to the delegation of authority in Section 3.1.

Section 2.5          Further Assurances. Each of the Assignor and the Assignee hereby agrees to execute such other documents and take such other actions as may be required or reasonably requested by the other to consummate and/or evidence the Transactions contemplated herein. Neither the Assignor nor the Assignee shall take or permit any of its Affiliates to take, any actions that would reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Further, the Assignor shall use its reasonable best efforts to promptly provide the Assignee with all reasonable information and assistance requested by the Assignee to facilitate the transfer of ownership of the Shares (subject to any restrictions imposed by applicable Law or contract), including relevant information with respect to relationships and nominated contacts with applicable third parties, including governmental entities.

(a)            Cooperation. Subject to the terms and conditions set forth in this Agreement, and subject to applicable Laws:

(i)            each of the Assignee and the Assignor shall cooperate with the other and use (and cause its Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Transactions. The Assignee and the Assignor agree that such obligation to cooperate and use reasonable best efforts shall continue to apply in the event of any rejection, with or without a corresponding injunction, of any such consent, registration, approval, permit or authorizations by any third party and/or any governmental entity (including the COFECE). Notwithstanding the above, the Parties agree that the Assignee and/or its counsel shall lead the Parties’ efforts in obtaining the approval from the COFECE, being responsible for (i) leading any interaction with the COFECE, and (ii) submitting any and all documents and/or information to the COFECE, and shall consult in good faith with the Assignor and its counsel regarding any decisions in connection therewith. The Parties agree to split any costs and expenses related to the filing with the COFECE, including any filing fees;

(ii)            each of the Assignee and the Assignor shall have the right to review in advance and each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to the Assignee, any Affiliate of the Assignee, the Assignor, or any Affiliate of the Assignor, as the case may be, that appears in any filing made by the Assignee, any Affiliate of the Assignee, the Assignor, or any Affiliate of the Assignor (as applicable) with, or written materials submitted to, any third party and/or any governmental entity in connection with the Transactions; provided that each of the Assignee and the Assignor may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to any other Party or any of its Affiliates under this Section 2.5 as “outside counsel only,” which materials may also be redacted as necessary to comply with contractual arrangements and to address reasonable attorney-client or other privilege or confidentiality concerns;

(iii)            neither the Assignor nor the Assignee shall permit any of its Affiliates or any of its or their respective representatives or agents to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent permitted by applicable Law, it consults with the other Party in advance and, to the extent permitted by such governmental entity, gives the other Party the opportunity to attend and participate thereat; and

(iv)            the Assignor and Assignee shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Party’s counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any applicable antitrust or competition Laws. The Parties may designate any such documents “outside counsel only” and if so designated, such documents shall be shared by counsel to each Party pursuant to any customary joint defense agreement, but may not be disclosed to the other Party.

(b)            Information. Subject to Section 2.5(a)(iv), the Assignor and the Assignee shall, upon request by any other Party, promptly furnish the other Parties with all information concerning itself and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Assignee, any Affiliate of the Assignee, the Assignor, or any Affiliate of the Assignor, to any third party and/or any governmental entity in connection with the Shares, the Assets or the Transaction.

(c)            Status. Subject to applicable Laws and as required by any governmental entity, the Assignor and the Assignee shall keep each other apprised of the status of matters relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Assignee, any Affiliate of the Assignee, the Assignor, or any Affiliate of the Assignor, as the case may be, from any third party and/or any governmental entity with respect to the Shares or the Transactions.

Section 2.6          Confidentiality. From and following the date hereof, each Party, severally and not jointly, hereby agrees that such Party will not, and that such Party will cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, without the prior written consent of the Assignor and the Assignee, disclose any information relating to this Agreement, the Promissory Note, the Transactions, and the identity, business, financial or other affairs (including future plans and targets) of any Party or its Representatives (“Confidential Information”), other than (i) to its Representatives who need to know such information for the purposes of implementing this Agreement, the Promissory Note or the Transactions, (ii) the providers of financing under a Margin Loan Agreement, dated as of December 6, 2021 among Aerodrome as Borrower, the Lenders party thereto, GLAS USA LLC, as Administrative Agent and Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, as Calculation Agent (the “Margin Loan Agreement”) and their Representatives and (iii) potential counterparties to a Sale of the Assets and their Representatives, in each case who are bound by confidentiality restrictions substantially similar to the restrictions set forth in this Section 2.6; provided, that “Confidential Information” will not include any information that (i) is or becomes (other than as a result of disclosure by such Party in violation of this Agreement) generally available to, or known by, the public, (ii) is independently developed by a Party without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (iii) is received by such Party from a third party not known by such Party after reasonable inquiry to be bound by a duty of confidentiality to any other Party with respect to such information; provided, further, that the provisions of this Section 2.6 will not prohibit any retention of copies of records or disclosure (a) required by applicable Law so long as, to the extent practicable and legally permissible, reasonable prior notice is given of such disclosure to the affected party and a reasonable opportunity is afforded for the affected Party to contest any requirements for such disclosure or for the affected party to seek at its sole cost and expense, an appropriate protective order or other remedy or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Promissory Note. Each of the Parties, severally and not jointly, agrees that such Party will be responsible for any breach or violation of the provisions of this Section 2.6 by any of such Party’s Representatives.

Article III

DELEGATION OF AUTHORITY

Section 3.1          Delegation of Authority During Interim Period.

(a)            To effectuate the objective of facilitating a sale or other disposition of the Assets to a third party, the Assignor and Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each hereby appoints the Sales Coordinator, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority over the Shares in the place and stead of the Assignor and/or the Assignee and in the name of such Assignor and/or the Assignee or in its own name, at the Assignor’s sole cost and expense, from time to time to take any action or decision, including any action or decision to hold, manage, sell, convey, transfer, exchange, vote or otherwise dispose of the Assets and to execute any instrument which may be necessary or reasonably advisable to effect a Sale of the Assets to a third party or effect the foregoing. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Assignor and the Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each hereby gives the Sales Coordinator the power and right, on behalf of the Assignor and/or the Assignee, without notice to or assent by the Assignor or the Assignee, (i) to negotiate any agreements or instruments as may be necessary in connection with a Sale of the Assets, (ii) to execute, for Grenadier or in connection with any Sale of the Assets, any endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of SETA or any vehicle that holds SETA, and (iii) generally, sell, transfer and make any agreement with respect to or otherwise deal with any Assets.

(b)            The Assignor and the Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. The Assignor and the Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each hereby acknowledges and agrees that the Sales Coordinator shall have no fiduciary duties to the Assignor or the Assignee in acting pursuant to this power-of-attorney and the Assignor and/or the Assignee each hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder; provided, however, that the Sales Coordinator agrees that it shall (i) seek best execution of any transaction involving the Assets and (ii) exercise the powers granted hereunder in the best interests of the Assignee and not subordinate the Assignee’s interests to those of the Sales Coordinator or any of its Affiliates; provided that if the Sales Coordinator effects a Sale of the Assets through a Sale of 100% of the equity interests of SETA to any person (other than an Affiliate of the Sales Coordinator) in which the consideration paid to all holders of equity interests of SETA and all the applicable same terms and conditions in respect of the Sale (taking into account as consideration paid to each holder any fees or other consideration paid by the acquirer to such holder, any Affiliate thereof or other person with authority to effect the Sale thereof, in respect of such Sale and any related obligations, such as a non-compete) are all the same, the Sales Coordinator will be deemed to have complied with the foregoing (b)(i) and (b)(ii). Subject to the foregoing, the Assignor and/or Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each agrees and acknowledges that the Sales Coordinator shall determine in its sole and absolute discretion whether to conduct a Sale of the Assets, the price and terms on which any Sale may be conducted and the timing of any Sale.

(c)            Notwithstanding the power of attorney granted hereunder, the Assignor and the Assignee (in respect of any and all of its interest in the Shares pursuant to this Agreement) each agrees that at the request of the Sales Coordinator it shall execute such agreements and instruments as may be necessary to effectuate the Sale of the Assets and, without limiting the foregoing, that such agreements and instruments may contain representations, consistent with any such representations given by the Sales Coordinator or any of its Affiliates, as to the Assignor’s or the Assignee’s title and interest in the Assets being subject to the Sale (and the absence of liens thereon), the validity and binding effect of any agreements entered into by the Assignor and/or the Assignee, the absence of conflicts of law or breaches of agreements in connection with such Sales or documents, the absence of sanctions, foreign corrupt practice or anti-money laundering violations, and such other representations and warranties as may be necessary or customary in connection with similar Sales.

(d)            The power of attorney and delegation of authority pursuant to this Section 3.1 shall take effect as of the date hereof and expire on the Closing Date (such period the “Interim Sales Mandate Period”).

Section 3.2          Delegation of Authority Following the Closing.

(a)            To effectuate the objective of facilitating a sale or other disposition of the Assets to a third party, on and after the Closing Date the Assignee hereby appoints the Sales Coordinator, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority over the Shares in the place and stead of the Assignee and in the name of such Assignee or in its own name, at the Assignee’s sole cost and expense, from time to time to take any action or decision, including any action or decision to hold, manage, sell, convey, transfer, exchange, vote or otherwise dispose of the Assets and to execute any instrument which may be necessary or reasonably advisable to effect a Sale of the Assets to a third party or effect the foregoing. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Assignee hereby gives the Sales Coordinator the power and right, on behalf of the Assignee, without notice to or assent by the Assignee, (i) to negotiate any agreements or instruments as may be necessary in connection with a Sale of the Assets, (ii) to execute, for the Target or in connection with any Sale of the Assets, any endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of SETA or any vehicle that holds SETA, and (iii) generally, sell, transfer and make any agreement with respect to or otherwise deal with any Assets.

(b)            The Assignee hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. The Assignee hereby acknowledges and agrees that the Sales Coordinator shall have no fiduciary duties to the Assignee in acting pursuant to this power-of-attorney and the Assignee hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder; provided, however, that the Sales Coordinator agrees that it shall (i) seek best execution of any transaction involving the Assets and (ii) exercise the powers granted hereunder in the best interests of the Assignee and not subordinate the Assignee’s interests to those of the Sales Coordinator or any of its Affiliates; provided that if the Sales Coordinator effects a Sale of the Assets through a Sale of 100% of the equity interests of SETA to any person (other than an Affiliate of the Sales Coordinator) in which the consideration paid to all holders of equity interests of SETA and all the applicable same terms and conditions in respect of the Sale (taking into account as consideration paid to each holder any fees or other consideration paid by the acquirer to such holder, any Affiliate thereof or other person with authority to effect the Sale thereof, in respect of such Sale and any related obligations, such as a non-compete) are all the same, the Sales Coordinator will be deemed to have complied with the foregoing (b)(i) and (b)(ii). Subject to the foregoing, the Assignee agrees and acknowledges that the Sales Coordinator shall determine in its sole and absolute discretion whether to conduct a Sale of the Assets, the price and terms on which any Sale may be conducted and the timing of any Sale.

(c)            Notwithstanding the power of attorney granted hereunder, the Assignee agrees that at the request of the Sales Coordinator it shall execute such agreements and instruments as may be necessary to effectuate the Sale of its Assets and, without limiting the foregoing, that such agreements and instruments may contain representations, consistent with any such representations given by the Sales Coordinator or any of its Affiliates, as to the Assignee’s title and interest in the Assets being subject to the Sale (and the absence of liens thereon), the validity and binding effect of any agreements entered into by the Assignee, the absence of conflicts of law or breaches of agreements in connection with such Sales or documents, the absence of sanctions, foreign corrupt practice or anti-money laundering violations, and such other representations and warranties as may be necessary or customary in connection with similar Sales.

(d)            The power of attorney and delegation of authority pursuant to this Section 3.2 shall take effect as of the Closing Date and expire on the date occurring twelve (12) months after the date hereof (the period between the date hereof and such date, the “Sales Mandate Period”) unless the Assignee and the Sales Coordinator agree in their discretion to extend the Sales Coordinator’s mandate, which shall be done by a written consent by the Assignee and the Sales Coordinator delivered at least 90 (ninety) days prior to the end of the Sales Mandate Period.

Section 3.3          Best-Price Obligation. If the Sales Coordinator completes a Sale of the Assets and the Sales Coordinator or any of its Affiliates execute a Sale of interests in SETA or OMA held by the Sales Coordinator or any of its Affiliates on or after the date hereof (a “Fintech Sale”) then the Sales Coordinator shall pay to the Assignee, within ten (10) business days of such Fintech Sale, an amount equal to the positive difference between (i) the fair market value of the highest consideration per share of SETA (or implied price per share of SETA based on the price per share of OMA) paid to the Sales Coordinator or any of its Affiliates in any Fintech Sale (taking into account as consideration paid any fees or other consideration paid by the acquirer to the Sales Coordinator, any Affiliate thereof or other person with authority to effect the Fintech Sale in respect of such Fintech Sale and any related obligations, such as a non-compete) and (ii) the fair market value of the consideration per share of SETA (or implied price per share of SETA based on the price per share of OMA) paid to Grenadier in such Sale of the Assets (taking into account as consideration paid any fees or other consideration paid by the acquirer to Grenadier or other person with authority to effect the Sale of Assets in respect of such Sale of Assets and any related obligations, such as a non-compete), multiplied by the number of shares of SETA or OMA subject to such Fintech Sale (but not to exceed the number of shares of SETA or OMA included in the Assets); provided that, in the event that any such consideration paid in any such Sale of the Assets or Fintech Sale is other than cash, then the fair market value of such consideration shall be reasonably determined in good faith by the Assignee. This Section 3.3 shall (i) apply to all successive Fintech Sales and the highest per share price from their Sale shall be used in the calculations; (ii) shall apply regardless of whether the Sale of the Assets occurs before or after a Fintech Sale; and (iii) shall survive for a period of one (1) year after the expiration of the power of attorney and delegation of authority pursuant to Section 3.2.

Article IV

INDEMNITY

Section 4.1          Indemnification.

(a)            Effective at and after the Closing, the Assignor shall indemnify, defend and hold harmless the Assignee and its Affiliates (collectively, the “Assignee Indemnified Parties”) from and against any and all losses, damages, costs and expenses (including reasonable attorney’s fees, costs and other reasonable out-of-pocket expenses incurred in connection with the enforcement of any rights under this Agreement and the Promissory Note) (“Losses”) imposed on, incurred or suffered by or asserted against the Assignee Indemnified Party based upon, in connection with or arising out of (i) the breach by the Assignor of any of its representations and warranties in this Agreement or the Promissory Note, or the failure of such representation or warranty to be true and correct as of the Closing (other than those made on and as of a specified date, which shall be true and correct on and as of such date) it being understood that for purposes of this Section 4.1(a) any qualifications relating to materiality (such as the term “material”) contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached or not true and accurate or the quantity of such Losses or (ii) any breach of any covenant of the Assignor or Grenadier herein or in the Promissory Note.

(b)            Effective at and after the Closing, the Assignee shall indemnify, defend and hold harmless the Assignor and its Affiliates (collectively, the “Assignor Indemnified Parties”) from and against any and all Losses imposed on, incurred or suffered by or asserted against the Assignor Indemnified Party based upon, in connection with or arising out of (i) the breach by the Assignee of any of its representations and warranties in this Agreement or the Promissory Note, or the failure of such representation or warranty to be true and correct as of the Closing (other than those made on and as of a specified date, which shall be true and correct on and as of such date) it being understood that for purposes of this Section 4.1(b) any qualifications relating to materiality (such as the term “material”) contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached or not true and accurate or the quantity of such Losses or (ii) any breach of any covenant by the Assignee herein or in the Promissory Note.

Section 4.2          Third Party Claim Procedures.

(a)            The party seeking indemnification under Section 4.1 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice (the “Indemnification Notice”) shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have adversely prejudiced the Indemnifying Party.

(b)            During the period ending on the earlier of the 30th calendar day following the Indemnifying Party’s receipt of the Indemnification Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding in respect of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 4.2, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense unless the Indemnification Notice states that the Indemnified Party has determined in good faith that (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought) or (ii) the Third Party Claim arises in connection with any criminal matter; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that if such Third Party Claim is successful it would have an indemnity obligation resulting from the Losses from such Third Party Claim. If the Indemnifying Party (i) is not entitled to or does not duly and timely elect to control and appoint lead counsel for such defense, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within 30 calendar days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled, but not obligated, to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party; provided that the Indemnified Party’s right to be indemnified, defended and held harmless in respect of the Third Party Claim shall not otherwise be affected by such election.

(c)            If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 4.2, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, further, that (x) if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (y) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (z) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed diligently to pursue a Third Party Claim it has assumed within 30 calendar days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, then the Indemnifying Party shall bear the reasonable and documented out-of-pocket fees and expenses of one separate counsel and, but only to the extent necessary, one local counsel to the Indemnified Party which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense.

(d)            Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 4.3          Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 4.1 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

Section 4.4          Calculation of Losses.

(a)            The amount of any Losses payable under Section 4.1 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other person alleged to be responsible therefor, and (ii) net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses during a taxable year that includes or precedes the taxable period in which payment in respect of such Loss is due under Section 4.1; provided that (x) no such reduction for such tax benefit shall occur prior to the time at which such tax benefit is actually realized and (y) to the extent that such net tax benefit is actually realized after the date on which payment in respect of such Loss is made or deemed made under Section 4.1 (but during a taxable year that includes or precedes the taxable period in which payment in respect of such Loss is due under Section 4.1), the Indemnified Party shall reimburse the party or parties obligated to indemnify such Indemnified Party in respect of such Loss promptly following the time at which such tax benefit is actually realized. The Indemnified Party shall be deemed to have “actually realized” a net tax benefit to the extent that, and at such time as, the amount of taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of taxes that such persons would have been required to pay but for the tax benefit. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Losses for which indemnification is provided under Section 4.1. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)            Each Indemnified Party must mitigate to the extent required by and in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two (2) business days after the benefit is received.

(c)            If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 4.1 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(d)            The Assignor (including any officer or director of Grenadier) shall not have any right of contribution, indemnification or right of advancement from Grenadier or the Assignee with respect to any Loss claimed by an Indemnified Party. The Assignor shall not make any claim for monetary damages or indemnification against either Grenadier or the Assignee or any of their respective Affiliates with respect to any claim properly brought by an Assignee Indemnified Party under this Article IV or otherwise relating to this Agreement, the Promissory Note or the Transactions.

Article V

MISCELLANEOUS

Section 5.1          Governing Law. This Agreement shall be governed by the civil and commercial laws of New York (without reference to any principles governing conflict of laws that would result in the application of the laws of any other jurisdiction).

Section 5.2          Dispute Resolution.

(a)            Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be settled by arbitration administered by the International Chamber of Commerce Court of International Arbitration in accordance with its Arbitration Rules. The number of arbitrators shall be three, one of whom shall be appointed by each of the parties to such arbitration and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of the parties, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be New York, N.Y. The language of the arbitration shall be English, but documents or testimony may be submitted in another language if a translation is provided. The arbitration award rendered by the arbitrator(s) shall be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.

(b)            The Parties shall keep any such arbitration confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other party, a witness or the arbitrator(s) in connection with the arbitration, and any award, unless and to the extent that disclosure is required by law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.

(c)            An arbitral tribunal constituted under this Agreement, or the International Chamber of Commerce Court of International Arbitration at any time prior to the arbitral tribunal being constituted, may, at the request of a party to the arbitration proceeding, consolidate the arbitration proceeding with any other arbitration arising under this Agreement, if the arbitration proceedings raise common questions of law or fact, and consolidation would not prejudice the rights of any party. If two or more arbitral tribunals under this Agreement issue consolidation orders, the order issued by the arbitral tribunal first constituted shall prevail. In addition, any party may bring claims under this Agreement in a single arbitration.

(d)            The arbitrator(s) shall award to the prevailing party its costs and expenses, including its reasonable legal fees and other costs of legal representation, as determined by the arbitrator(s). If the arbitrator(s) determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator(s) may award the prevailing party a corresponding percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(e)            Either party may make an application to the arbitrator(s) or to any court of competent jurisdiction seeking any interim measures, including injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(f)            Within fifteen (15) days of the date hereof, the Assignee, shall irrevocably appoint with respect to itself and its assets, an agent (the “Investor Process Agent”) as agent for service of all pleadings or process in connection with any proceedings, wherever brought, for the recognition and enforcement of any award resulting from an arbitration brought pursuant to this Section 5.2, or any judgment, of any jurisdiction, resulting therefrom, and notify the Holder of the address of such Investor Process Agent. Service of process in accordance with this Section 5.2(f) may be made by delivering a copy of such process to the Investor Process Agent at the address notified to the Assignor by hand delivery, first-class mail, or courier, and the Assignee irrevocably authorizes the Investor Process Agent to accept such service on its behalf. The Assignee hereby waives any objection to service of process by service on the Investor Process Agent in accordance with this Section 5.2(f). Nothing in this Section 5.2(f) shall be deemed to limit the right to serve legal process in any other manner permitted by Law.

Section 5.3          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original “wet ink” signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. The words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

Section 5.4          Successors and Assigns. The provisions of this Agreement shall be binding upon the Parties and their respective successors and/or permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, that in each case, no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

Section 5.5          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by written agreement of the Assignor and the Assignee;

(b)            by either the Assignor or the Assignee, by giving written notice of such termination to the other Party, if any order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable and renders the condition set forth in Section 1.2(a)(i) (incapable of being satisfied; provided, that the right to terminate this Agreement pursuant to this Section 5.5(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, in any manner that proximately contributed to such order becoming final and non-appealable;

(c)            by the Assignor if the Assignee shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the date hereof, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 1.2(a) or Section 1.2(c) and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Assignor to the Assignee; provided, that the Assignor shall not have the right to terminate this Agreement pursuant to this Section 5.5(c) if the Assignor is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 1.2(a) or Section 1.2(b);

(d)            by the Assignee if the Assignor shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the date hereof, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 1.2(a) or Section 1.2(b), respectively, and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by the Assignee to the Assignor and (B) the Outside Date; provided, that the Assignee shall not have the right to terminate this Agreement pursuant to this Section 5.5(d) if the Assignee is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 1.2(a) or Section 2.1(c); or

(e)            by the Assignor or the Assignee after December 31, 2023 if the COFECE has not given approval to the Transactions.

Section 5.6          Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to Section 5.5, this Agreement shall become void and of no effect with no liability to any person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any breach of this Agreement and (b) the provisions set forth in Section 2.6 and this Article V shall survive the termination of this Agreement.

Section 5.7          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both the Assignor and the Assignee, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.8             Expenses. Except as otherwise provided in this Agreement or the Promissory Note and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 5.9             Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date such notice is sent to the recipient thereof if sent prior to 5:00 p.m. in the place such notice was sent and such day is a business day (or otherwise on the next succeeding business day) if (a) served by personal delivery or by an internationally recognized overnight courier to the person or entity for whom it is intended, (b) sent by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 5.9 (so long as such transmission does not generate an error message, out-of-office reply or other notice of non-delivery):

To the Assignee:

Latin America Finance S.à r.l.
KENDRIS Ltd.
Mühlemattstrasse 56
CH-5001 Aarau
Switzerland
Telephone: + 41 (0) 58 450 52 40
Email:     K.Rezaie@kendris.com
Attn:      Khaled Rezaie

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: (212) 558-4000
Email:  galviss@sullcrom.com;
            ahlersw@sullcrom.com
Attn:   Sergio J. Galvis
            Werner F. Ahlers

To the Assignor:

Fintech Holdings Inc.
c/o Fintech Advisory Inc.
375 Park Avenue, Suite 3804
New York, NY 10152
Attn: General Counsel
E-mail: legal@fintechadv.com
Tel: 212-593-4500

With a copy to:

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Telephone: (212) 225-2704
Email: rcooper@cgsh.com
           abrenneman@cgsh.com
Attn:  Richard Cooper
            Adam Brenneman

or to such other person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 5.10          No Third-Party Beneficiaries. Except as provided in Section 4.1 (Indemnification), there shall be no third-party beneficiaries of this Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any person other than the parties hereto and thereto, their successors and permitted assigns, any claim, cause of action, right or remedy.

Section 5.11          Entire Agreement. This Agreement constitutes the entire agreement of the Parties, and supersedes all prior agreements or understandings, if any, of the Parties with respect to the subject matter hereof.

Section 5.12          Severability. The terms and provisions of this Agreement are severable, and if any term or provision is determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law pursuant to the procedures set forth in Section 5.2 or by any governmental authority having jurisdiction, such determination will not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Agreement in any jurisdiction.

Section 5.13          Certain Defined Terms. In addition to certain terms defined in this Agreement, the following terms have the meanings specified in this Section 5.13:

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, Grenadier shall not be an “Affiliate” of the Assignee and (ii) following the Closing, Grenadier shall not be an “Affiliate” of Fintech.

“Agreement” shall have the meaning set forth in the preamble.

“Action” shall have the meaning set forth in Section 2.1(f).

“Assignor” shall have the meaning set forth in the preamble.

“Assignee” shall have the meaning set forth in the preamble.

“Assignee Indemnified Parties” shall have the meaning set forth in Section 4.1(a).

“Assignment” shall have the meaning set forth in Section 1.1(a).

“Closing Date” shall have the meaning set forth in Section 1.1(a).

“Code” shall have the meaning set forth in Section 2.2(i)(vii).

“COFECE” shall have the meaning set forth in Section 1.2(a).

“Confidential Information” shall have the meaning set forth in Section 2.6.

“Corruption Laws” shall have the meaning set forth in Section 2.1(h).

“Electronic Delivery” shall have the meaning set forth in Section 5.3.

“Encumbrances” shall have the meaning set forth in Section 2.2(c).

“FCPA” shall have the meaning set forth in Section 2.1(h)(i).

“Financial Statements” shall have the meaning set forth in Section 2.2(e).

“Fintech Sale” shall have the meaning set forth in Section 3.3.

“Grenadier” shall have the meaning set forth in the Recitals.

“Grenadier Organizational Documents” shall have the meaning set forth in          Section 2.2(a).

“GAAP” shall have the meaning set forth in Section 2.2(e).

“Icaten” shall have the meaning set forth in Section in the Section 2.2(d)(i).

“Indemnification Notice” shall have the meaning set forth in Section 4.2(a).

“Indemnified Party” shall have the meaning set forth in Section 4.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 4.2(a).

“Interim Sales Mandate Period” shall have the meaning set forth in Section 3.1(d).

“Investor Process Agent” shall have the meaning set forth in Section 5.2(g).

“Laws” shall have the meaning set forth in Section 2.1(g).

“Losses” shall have the meaning set forth in Section 4.1(a).

“Margin Loan Agreement” shall have the meaning set forth in Section 2.4(a).

“OMA” shall have the meaning set forth in Section 2.2(d)(iii).

“OMA Sales” shall have the meaning set forth in Section 1.1(a).

“Parties” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Recitals.

“Potential Contributor” shall have the meaning set forth in Section 4.4(c)

“Promissory Note” shall have the meaning set forth in the Recitals.

“Representatives” shall have the meaning set forth in Section 2.6

“Sale” shall have the meaning set forth in the Recitals.

“Sales Coordinator” shall have the meaning set forth in the Preamble.

“Sales Mandate Period” shall have the meaning set forth in Section 3.2(d)

“SETA” shall have the meaning set forth in the Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Tax” shall have the meaning set forth in Section 2.2(i).

“Tax Return” shall have the meaning set forth in Section 2.2(i).

“Taxes” shall have the meaning set forth in Section 2.2(i).

“Third Party Claim” shall have the meaning set forth in Section 4.2(a).

“Transactions” shall have the meaning set forth in Section 1.1(a).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

FINTECH HOLDINGS INC.

/s/ David M. Martínez
Name: David M. Martínez
Title: Special Director

[Signature Page Assignment Agreement]

ASSIGNEE:

Latin America Finance S.à r.l.

By:	/s/ Khaled Rezaie
Name: Khaled Rezaie
Title: Authorized Signatory

[Signature Page Assignment Agreement]

SALES COORDINATOR:

FINTECH ADVISORY INC.

By:	/s/ David M. Martinez
Name: David M. Martínez
Title: Special Director

[Signature Page Assignment Agreement]

For acknowledgement and approval of the assignment as per article 1690 of the Luxembourg Civil Code and article 710-13 of the Luxembourg law of August 10, 1915 on commercial companies, as amended and for confirmation that Grenadier S.à r.l. will record the assignment in its register of shareholders and publish it in the Luxembourg register of companies (RCS) Grenadier S.à r.l.

/s/ Julio R. Rodriguez, Jr.
Name: Julio R. Rodríguez, Jr.
Title: Attorney-in-Fact, Category C Manager

[Signature Page Assignment Agreement]

Schedule 2.2(c)

CAPITALIZATION

Shareholder	Share Class	Number of Shares	Percentage
Fintech Holdings Inc.	Class A	2,000	12.5%
	Class B	2,000	12.5%
	Class C	2,000	12.5%
	Class D	2,000	12.5%
	Class E	2,000	12.5%
	Class F	2,000	12.5%
	Class G	2,000	12.5%
	Class H	2,000	12.5%
Total	-	16,000	100.00%

Schedule 2.2(d)(iv)

CONTRACTS

•	Management and Administration Agreement dated as of May 16, 2022 between Grenadier S.à.r.l., as Company and Altea Management S.A.

•	Phone Service Subscription Agreement dated as of January 7, 2019 between Grenadier S.à.r.l. and MIXvoip S.a.

•	Lease Agreement dated as of January 8, 2019 between Grenadier S.à.r.l. and Seed Box Luxembourg sarl.

•	Employment Agreement dated as of January 7, 2022 between Grenadier S.à.r.l., as Employer and Rachel Trost, as Employee.

•	Fee Arrangement dated as of July 26, 2022 between Grenadier S.à.r.l. and KENDRIS Ltd.

•	Equity Transfer Agreement dated as of April 16, 2019 among Grenadier S.à.r.l., Fintech Advisory Inc. and Fintech Holdings Inc.

•	Stock Purchase Agreement dated as of June 10, 2020 among ICA Tenedora, S.A. de C.V., as Seller, Grenadier S.à.r.l., as Purchaser and acknowledged and agreed by Servicios de Tecnología Aeroportuaria, S.A. de C.V.

•	Loan Facility Agreement dated as of December 23, 2020 between Fintech Investments Ltd., as Lender and Grenadier S.à.r.l., as Borrower.

•	Loan Agreement dated as of July 1 2021 between Fintech Investments Ltd., as Lender and Grenadier S.à.r.l., as Borrower.

•	Stock Purchase Agreement dated as of October 5, 2021 among ICA Constructora, S.A. de C.V., as Seller, Grenadier S.à.r.l., as Purchaser and acknowledged and agreed by ICA Tenedora, S.A. de C.V.

•	Interest-Free Loan Agreement dated as of November 17, 2021 between Fintech Holdings Inc., as Lender and Grenadier S.à.r.l., as Borrower.

•	Share Redemption Agreement dated as of November 17, 2021 between Grenadier S.à.r.l., as Company and Fintech Holdings Inc., as Sole Shareholder.

•	Guarantee Agreement dated as of December 9, 2021, amended pursuant to the First Amendment to Guarantee Agreement dated as of May 31, 2022 among Fintech Holdings Inc., Fintech Investments Ltd., Servicios de Tecnología Aeroportuaria, S.A. de C.V. and the other Guarantors party thereto.

•	Stock Pledge Agreement dated as of December 9, 2021 among Bagual S.à.r.l., Grenadier S.à.r.l., Pequod S.à.r.l., Harpoon S.à.r.l. and Expanse S.à.r.l., as Pledgors, CIBANCO, S.A., Institución de Banca Múltiple, as Security Agent and Servicios de Tecnología Aeroportuaria, S.A. de C.V. as Company.

•	Trust Agreement (Contrato de Fideicomio Irrevocable de Fuente de Pago, Garantía y Administración) dated as of December 9, 2021 among Bagual S.à.r.l., Grenadier S.à.r.l., Pequod S.à.r.l., Harpoon S.à.r.l., Expanse S.à.r.l., Servicios de Tecnología Aeroportuaria, S.A. de C.V., Aerodrome Infrastructure S.à.r.l., as Trustors, CIBANCO, S.A., Institución de Banca Múltiple, as Security Agent and CIBANCO, S.A., Institución de Banca Múltiple, as Trustee.

•	Release Agreement dated as of June 2, 2022 among Bagual S.à.r.l., Expanse S.à.r.l., Grenadier S.à.r.l., Harpoon S.à.r.l. and Pequod S.à.r.l., as released parties, Glass Americas LLC, as Pledgee, and Aerodrome Infrastructure S.à.r.l., as Company.

•	Share Transfer Agreement dated as of June 2, 2022 among Bagual S.à.r.l., Grenadier S.à.r.l., Pequod S.à.r.l., Harpoon S.à.r.l. and Expanse S.à.r.l., as Transferors, Fintech Holdings Inc. as Transferee and Aerodrome Infrastructure S.à.r.l., as Company.

36

Schedule 2.2(e)

OTHER ASSETS

Included in Financial Statements.

Exhibit A

(Promissory Note)

PROMISSORY NOTE

$355,670,767	___, 2022

FOR VALUE RECEIVED, Latin America Finance S.à r.l. a limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Borrower”) hereby promises to pay to Fintech Holdings Inc., a Delaware corporation (the “Lender”, together with the Borrower the “Parties” and each a “Party”), at such place or places as may be specified by the Lender or any holder hereof, in legal tender of the United States of America, the principal amount of $355,670,767 (the “Principal”), with interest at the Applicable Rate on the unpaid balance. “Applicable Rate” shall mean 2.00%. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Assignment Agreement, dated as of August ___, 2022 (the “Assignment Agreement”), by and among the Borrower, the Lender, and the other parties thereto.

1.            Payment of Principal and Interest.

(a)	Subject to Section 4 below, interest will accrue at the Applicable Rate on the outstanding Principal commencing on the date of this promissory note (this “Promissory Note”) and will be compounded annually.

(b)	Interest will be computed on the basis of a 360-day year and paid for actual days elapsed.

(c)	This Promissory Note will mature and all Principal then unpaid will be due and payable, together with all interest accrued thereon and unpaid, on the seventh anniversary of the date hereof (the “Maturity Date”); provided that the Maturity Date may be extended by the Borrower to the fourteenth anniversary of the date hereof by providing written notice thereof to the Lender on or prior to the date that is six months prior to the seventh anniversary of the date hereof.

(d)	All repayments, prepayments and payments of Principal and interest due with respect to this Promissory Note will be made by the Borrower in U.S. dollars in immediately available funds to the account identified by the Lender to the Borrower in writing or to any other account as directed by the Lender by notice to the Borrower in accordance with this Promissory Note (such account the “Payment Account”) and any such repayment, prepayment and payment to the Payment Account by the Borrower shall constitute repayment, prepayment or payment to the Lender for all purposes hereunder; provided that the Borrower shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Promissory Note such amounts as are required or permitted to be deducted and withheld under any applicable tax law and to the extent that any amounts are so withheld and timely remitted to the applicable governmental entity, such withheld amounts shall be treated for all purposes of this Promissory Note as having been paid to the Lender in satisfaction of the Borrower’s obligations pursuant to Section 1(c) in respect of which such deduction and withholding was made.

(e)	All obligations of the Borrower under this Promissory Note will be reinstated as though payment had never been received by the Lender if, after any payment, all or a portion of the amounts paid are voided, avoided, rescinded or otherwise returned upon.

(f)	Any repayments, prepayments and payments received by the Lender will be applied first to the payment of accrued and unpaid interest, second to the payment of any other amounts then owing under this Promissory Note and third to the repayment of unpaid Principal.

2.            Optional Prepayment.

(a)	The Borrower may at any time, in whole or in part, prepay the outstanding Principal payable to the Lender hereunder prior to the Maturity Date, without penalty, premium or fee. Any such prepayment shall be made upon at least two (2) business days’ prior written notice thereof from the Borrower to the Lender.

(b)	All prepayments received by the Lender shall be applied in accordance with Section 1(c).

3.            Events of Default. The occurrence of any of the following events will be an “Event of Default” for all purposes of this Promissory Note:

(a)	the Borrower fails to pay the Principal and any accrued and unpaid interest thereon on the Maturity Date, and such failure shall continue for more than ten (10) business days following notice thereof delivered in accordance with this Promissory Note;

(b)	a case or proceeding shall have been commenced against the Borrower by any person other than the Lender, any Affiliate thereof, or any representative of the foregoing, in a court having competent jurisdiction or seeking a decree or order in respect of the Borrower (i) under any applicable United States federal or state bankruptcy or other similar law or (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Borrower or of any substantial part of his properties, and such case or proceeding described in clause (i) or (ii) shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

(c)	the Borrower shall (i) file a petition seeking relief under any applicable United States federal or state bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Borrower, or of any substantial part of his properties, (iii) fail generally to pay his debts as such debts become due, or (iv) take any action in furtherance of any such action; or

If an Event of Default has occurred and is continuing, the Lender may, by notice to the Borrower, declare the Principal, any accrued and unpaid interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon this Promissory Note, all such Principal, interest and all such amounts will become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Lender may exercise any rights or remedies available to it under the terms of this Promissory Note and applicable law, including without limitation the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and at common law; provided, however, that upon the occurrence of an Event of Default under paragraphs (b) or (c) above, the unpaid Principal, any accrued and unpaid interest thereon and all other amounts payable hereunder will automatically become due and payable, without any notice or declaration of any kind by the Lender.

4.            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the Applicable Rate, together with all fees, charges and other amounts that are treated as interest on such Promissory Note under applicable law (collectively the “Charges”), will exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the Applicable Rate hereunder, together with all Charges payable in respect thereof, will be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of this Promissory Note but were not payable as a result of the operation of this Section 4 will be cumulated and the interest and Charges payable to the Lender in respect of other periods will be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon, will have been received by the Lender.

5.            Further Assurances. Each of the Borrower and the Lender hereby agrees to execute such other documents and take such other actions as may be required or reasonably requested by the other to consummate and/or evidence the transactions contemplated herein.

6.            Framework Agreement. Sections 5.1 (Governing Law), 5.2 (Dispute Resolution), 5.3 (Counterparts), 5.4 (Successor and Assigns), 5.7 (Amendment; Waiver), 5.8 (Expenses), 5.9 (Notices), 5.10 (No Third-Party Beneficiaries), 5.11 (Entire Agreement), and 5.12 (Severability) of the Assignment Agreement shall be incorporated into this Promissory Note by reference as though set forth in this Promissory Note in full, and shall apply, mutatis mutandis, to this Promissory Note.

Exhibit B

(Financial Statements)